UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2021 (July 29, 2021)

Humana Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-05975	61-0647538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, Kentucky 40202

(Address of Principal Executive Offices, and Zip Code)

(502) 580-1000

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2021, Humana Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters (together, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $1,500 million aggregate principal amount of its 0.650% Senior Notes due 2023 (the “2023 Senior Notes”), $750 million aggregate principal amount of its 1.350% Senior Notes due 2027 (the “2027 Senior Notes”) and $750 million aggregate principal amount of its 2.150% Senior Notes due 2032 (the “2032 Senior Notes” and, together with the 2023 Senior Notes and the 2027 Senior Notes, the “Senior Notes”), in accordance with the terms and conditions set forth in the Underwriting Agreement. The 2023 Senior Notes were sold at a public offering price of 99.933% of the aggregate principal amount thereof, the 2027 Senior Notes were sold at a public offering price of 99.905% of the aggregate principal amount thereof and the 2032 Senior Notes were sold at a public offering price of 99.804% of the aggregate principal amount thereof.

The sale of the Senior Notes has been registered with the Securities and Exchange Commission (the “Commission”) in a registration statement on Form S-3, File No. 333-254041 (the “Registration Statement”). The terms of the Senior Notes are described in the Company’s Prospectus dated March 9, 2021, as supplemented by a final Prospectus Supplement dated July 29, 2021 as filed with the Commission on July 30, 2021, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).

The Senior Notes are unsecured senior obligations of the Company and rank equally with all of the Company’s other unsecured, unsubordinated indebtedness. The 2023 Senior Notes bear interest at an annual rate of 0.650%, the 2027 Senior Notes bear interest at an annual rate of 1.350% and the 2032 Senior Notes bear interest at an annual rate of 2.150%. Interest on the Senior Notes is payable by the Company on February 3 and August 3 of each year, beginning on February 3, 2022. The 2023 Senior Notes mature on August 3, 2023, the 2027 Senior Notes mature on February 3, 2027 and the 2032 Senior Notes mature on February 3, 2032. The closing of the sale of the Senior Notes is expected to occur on August 3, 2021, subject to customary closing conditions. The Company estimates that the net proceeds from the sale of the Senior Notes, after deducting the Underwriters’ discounts and commissions and estimated offering expenses, will be approximately $2.973 billion.

The Underwriters and their affiliates have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business. In addition, affiliates of certain of the Underwriters are lenders under the Company’s revolving credit facility, 364-day credit facility and delayed draw term loan.

The Company intends to use the net proceeds from the Senior Notes offerings, together with cash on hand and borrowings under its $500 million delayed draw term loan to fund the approximately $5.7 billion purchase price of the acquisition of Kindred at Home, which includes the assumption of approximately $1.9 billion of Kindred at Home’s indebtedness and is net of its existing 40% equity interest (the “Acquisition”), and to pay related fees and expenses. The closing of the Senior Notes offerings are not conditioned on, and will be consummated prior to, closing of the Acquisition. If (i) the Acquisition has not been completed by January 22, 2022 or (ii) prior to such date, the stock purchase agreement relating to the Acquisition is terminated in accordance with its terms, the Company must redeem all of the 2023 notes at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. If the Acquisition is not consummated, the Company will use the proceeds of the 2027 notes and 2032 notes for general corporate purposes, which may include the repayment of existing indebtedness.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item. 8.01	Other Events.

The Company issued a press release announcing the pricing of the offering of the Senior Notes, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 29, 2021, among the Company, Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters.

99.1	Press Release, dated July 29, 2021 issued by the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: July 30, 2021